Filed pursuant to Rule 424(b)(3)
Registration No. 333-86624

PROSPECTUS DATED May 10, 2002

$200,000,000

4% Convertible Senior Subordinated Notes Due 2009
And 4,000,000 Shares Of Common Stock Issuable Upon
Conversion Of The Notes

        On February 1, 2002, we issued and sold $200,000,000 aggregate principal amount of our 4% Convertible Senior Subordinated Notes due 2009 in a private placement. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.

        The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $50.00 per share which is equal to a conversion rate of 20 shares per $1,000 principal amount of notes, subject to adjustment. On May 9, 2002, the closing bid price of our common stock as reported on the Nasdaq National Market was $29.45 per share.

        We will pay interest on the notes on February 1 and August 1 of each year, beginning August 1, 2002. The notes will mature on February 1, 2009. We may redeem some or all of the notes at any time before February 1, 2005 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date on which we mail the provisional redemption notice, and subject to certain other conditions. Upon any such provisional redemption, we will make an additional payment in cash equal to $120 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the provisional redemption date. We may also redeem some or all of the notes at any time on or after February 1, 2005, at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date on which we mail the optional redemption notice.

        In the event of a Change of Control, as defined in the section entitled "Description of the Notes—Repurchase at Option of Holders Upon a Change of Control," each holder of the notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued interest. At our option, we may repurchase the notes for cash or common stock.

        The notes are unsecured (except to the extent described in this prospectus) and subordinated to our existing and future senior indebtedness. The notes rank equally with our existing and future senior subordinated indebtedness.

        We have pledged a portfolio of U.S. government securities as security for the notes in an amount sufficient to pay the first six scheduled interest payments on the notes.

        The notes originally issued in the private placement are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. We do not intend to list the notes on any national securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol "OSIP."

        Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 5 of this prospectus.

        We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 10, 2002.

TABLE OF CONTENTS

AVAILABLE INFORMATION	i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	i
FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	14
USE OF PROCEEDS	14
DIVIDEND POLICY	14
RECENT EVENTS	14
DESCRIPTION OF THE NOTES	15
SELLING SECURITYHOLDERS	32
DESCRIPTION OF CAPITAL STOCK	34
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	36
PLAN OF DISTRIBUTION	43
LEGAL MATTERS	45
EXPERTS	45

        In this prospectus, "OSI," "our company," "we," "us," and "our" refer to OSI Pharmaceuticals, Inc.

AVAILABLE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, IL 60600 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. We also maintain our own website which is located at www.osip.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

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  incorporated documents are considered part of this prospectus;
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  we are disclosing important information to you by referring you to those documents; and
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  information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

i

        We incorporate by reference the following documents filed with the SEC:

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  our annual report on Form 10-K for the fiscal year ended September 30, 2001 filed on December 13, 2001;
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  our current reports on Forms 8-K filed on January 7, 2002, January 25, 2002 and January 29, 2002 and our Form 8-K/A filed on March 6, 2002;
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  our definitive proxy statement on Schedule 14A filed on January 25, 2002;
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  our quarterly report on Form 10-Q for the quarter ended December 31, 2001 filed on February 14, 2002; and
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  our quarterly report on Form 10-Q for the quarter ended March 31, 2002 filed on May 10, 2002.

        All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the end of the offering of the notes under this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 58 South Service Road, Suite 110, Melville, New York 11747, telephone (631) 962-2000. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

        You should rely only on the information incorporated by reference or included in this prospectus. We have not authorized anyone else to provide you with different information. The selling securityholders are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates set forth on the front of these documents.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things, statements relating to:

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  our anticipated business strategies;
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  our pending and anticipated clinical trials;
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  our intention to introduce new product candidates;
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  our relationships with collaborators;
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  our integration of acquired businesses, assets and liabilities;
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  anticipated trends in our businesses;
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  future capital expenditures; and
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  our ability to conduct clinical trials and obtain regulatory approval.

        The forward-looking statements included in this prospectus or in the documents incorporated by reference herein are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the success or failure of our clinical trials, the speed at which our clinical trials progress, the success of our competitors in developing products equal or superior to ours and the timing of their development of such products, the success of our collaborative relationships and the other reasons described under "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Act of 1933, as amended (the "Securities Act").

ii

SUMMARY

        The following is a short summary of our business. This summary may not contain all of the information that you should consider before investing in the notes or the shares of common stock issuable upon their conversion. You should carefully read the entire prospectus and the documents incorporated by reference into the prospectus.

OSI PHARMACEUTICALS, INC.

        We are a leading biopharmaceutical company primarily focused on the discovery, development and commercialization of novel products for the treatment of cancer. We have built a pipeline of discovery programs and drug candidates addressing unmet needs in cancer complemented by selected opportunities arising from our extensive drug discovery research programs that represent significant commercial opportunities outside of cancer. We have seven candidates in clinical trials and seven candidates in late stage pre-clinical development.

        Our lead product candidate, Tarceva™ (also known as erlotinib HCl and OSI-774), is a potent, selective and orally active, small molecule inhibitor of the epidermal growth factor receptor, or EGFR. A high proportion of the approximately 1.2 million new U.S. solid tumor patients each year may benefit from EGFR targeted drugs. We, therefore, believe that this new class of EGFR inhibitors has significant market potential. In January 2001, we entered into an alliance with Genentech, Inc. and Roche for the global co-development and commercialization of Tarceva™. If the drug is successful in obtaining regulatory approval, we will share equally in the profits from sales of Tarceva™ in the United States with Genentech and we will receive a royalty from Roche based on sales outside of the United States.

        In December 2001, we acquired from Gilead Sciences, Inc. its pipeline of clinical candidates in oncology (NX211, GS7836 and GS7904L, since renamed OSI-211, OSI-7836 and OSI-7904L, respectively), certain related intellectual property, and Gilead's Boulder, Colorado operations consisting of clinical research and drug development personnel, infrastructure and facilities. With this acquisition and that of certain assets acquired from British Biotech plc in September 2001, we have expanded our research and development capabilities from early stage research through pre-clinical and clinical development by adding high quality infrastructure and professionals. We believe these acquisitions have accelerated our development and commercialization capabilities and balanced our oncology pipeline of novel targeted therapies with next-generation cytotoxic agents.

        Our strategy to become a leading oncology-focused biopharmaceutical company has two key elements. First, we intend to build on our existing franchise by leveraging our corporate presence in oncology stemming from Tarceva™, our extensive pipeline of oncology product candidates, our strong core of discovery research, and the top-tier oncology clinical operations group acquired from Gilead. Second, we intend to continue to explore licensing and acquisition initiatives designed to add oncology products and late stage drug candidates in order to further strengthen our growing position in oncology.

        We were incorporated in the State of Delaware in March 1983. Our corporate headquarters are located at 58 South Service Road, Suite 110, Melville, New York 11747 and our telephone number is (631) 962-2000.

THE OFFERING

        The following is a brief summary of the terms of this offering. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Issuer	OSI Pharmaceuticals, Inc.
Notes offered	$200,000,000 aggregate principal amount of 4% Convertible Senior Subordinated Notes due 2009.
Maturity	February 1, 2009.
Interest	4% per annum on the principal amount, payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2002.
Ranking	The notes are our unsecured (except to the extent described under "Description of the Notes—Security") senior subordinated obligations. They rank junior in right of payment to all of our existing and future Senior Indebtedness (as defined herein), and rank equally with all of our future senior subordinated indebtedness. The notes will also be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. We had approximately $0.8 million of Senior Indebtedness and senior subordinated indebtedness outstanding, and our subsidiaries had no indebtedness outstanding, at December 31, 2001. See "Description of the Notes—Subordination."
Conversion rights	The notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $50.00 per share, which is equal to a conversion rate of 20 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. See "Description of the Notes—Conversion Rights."
Security	We have purchased and pledged to the trustee under the indenture, as security for the notes and for the exclusive benefit of the holders of the notes, approximately $22.9 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes when due. The notes will not otherwise be secured. See "Description of the Notes—Security."

Provisional redemption	We may redeem the notes, in whole or in part, at any time before February 1, 2005 at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the date of the provisional redemption if (i) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date on which we mail the provisional redemption notice and (ii) during the period that we are obligated under the registration rights agreement to keep the shelf registration statement effective, such shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use as of, and including, the date on which we mail the provisional redemption notice through and including the provisional redemption date. See "Description of the Notes—Registration Rights."
Upon any provisional redemption, we will make an additional "make-whole" payment, in cash, with respect to the notes called for redemption in an amount equal to $120 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the provisional redemption date.
We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the provisional redemption notice date and before the provisional redemption date. See "Description of the Notes—Provisional Redemption."
Optional redemption	We may redeem all or a portion of the notes on or after February 1, 2005 at $1,000 per $1,000 principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding the date of the optional redemption, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date on which we mail the optional redemption notice. See "Description of the Notes—Optional Redemption."
Repurchase upon Change of Control	Holders of the notes may require us to repurchase all or part of the holder's notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date in certain circumstances involving a Change of Control (defined below). The repurchase price is payable:
• in cash; or

• at our option, subject to the satisfaction of certain conditions, in shares of our common stock. The number of shares of common stock will equal the repurchase price divided by 95% of the average closing sales prices of our common stock for the five-trading-day period ending on the third business day prior to the repurchase date.
See "Description of the Notes—Repurchase at Option of Holders Upon a Change of Control."
Form and denomination	The notes were issued in fully registered form. The notes are represented by one or more global notes, deposited with the trustee as a custodian for the Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes are shown on, and any transfers are effective only through, records maintained by DTC and its participants. See "Description of the Notes—Book-Entry Form."
Use of proceeds	We will not receive any proceeds from the sale by any securityholder of the notes or shares of common stock offered under this prospectus. See "Use of Proceeds."
Trading	The notes sold to qualified institutional buyers are eligible for trading in the PORTAL market, however, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. We do not intend to list the notes on any national securities exchange or the Nasdaq National Market.
Nasdaq symbol for our common stock	Our common stock is quoted on the Nasdaq National Market under the symbol "OSIP."
Common stock	As of May 6, 2002, there were 36,282,470 shares of common stock outstanding. See "Description of Capital Stock—Common Stock."
Risk factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

        You should carefully consider the following risk factors together with the other information contained in or incorporated into this prospectus before you decide to buy our notes or the common stock issuable upon conversion of the notes. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the notes or our common stock to decline and you may lose part or all of your investment.

Risks Related to Our Business

Although we have potential products that appear to be promising at early stages of development and in clinical trials, none of our potential products may reach the market for a number of reasons.

        Our success depends on the discovery of new drugs which we can commercialize and take to market. None of our potential products, including Tarceva™, may ever reach the market for a number of reasons. They may be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that the products cannot be manufactured on a large scale basis, and therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.

        We have a number of product candidates in very early stages of development and we do not expect them to be commercially available for several years, if at all. All but seven of our product candidates are in the pre-clinical development phase. The seven candidates that are in clinical trials will still require significant research and development and regulatory approvals before we or our collaborative partners will be able to market them.

If we have a setback in our Tarceva™ program, our stock price would almost certainly decline.

        We are currently in Phase III clinical trials for Tarceva™. If the results of the trials are not satisfactory, we would need to conduct additional clinical trials or abandon our Tarceva™ program. Since Tarceva™ is our most advanced product candidate, a setback of this nature would almost certainly cause a decline in our stock price.

If we are unable to demonstrate acceptable safety and efficacy of Tarceva™ during clinical trials, we will not be able to obtain regulatory approval and thus will not be able to commercialize and generate revenues from Tarceva™.

        We must continue to demonstrate, through pre-clinical testing and clinical trials, that Tarceva™ is safe and effective. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that our clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for Tarceva™. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. These events can cause our statistical analysis of clinical trial results to be incorrect.

        The completion of clinical trials of Tarceva™ may be delayed by many factors. One such factor is the rate of enrollment of patients. We cannot control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of our product candidates may hinder our ability to obtain regulatory approval of Tarceva™.

        We cannot be sure that regulatory authorities will permit us to undertake additional clinical trials for Tarceva™. Any delays in obtaining or failure to obtain regulatory approval will hinder us from commercializing and generating revenues from Tarceva™.

If we are unable to maintain our co-development and marketing alliance with Genentech and Roche for Tarceva™, our ability to proceed with the timely and profitable manufacture and sale of Tarceva™ may be compromised.

        If we fail to maintain a successful collaborative partnership with Genentech and Roche for the co-development and commercialization of Tarceva™, we may not have or be able to obtain the resources needed to commercialize Tarceva™ in the optimal manner.

        In order to successfully commercialize Tarceva™ and our other product candidates, we must be able to:

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  manufacture our products in commercial quantities at reasonable costs;

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  obtain reimbursement coverage for our products;

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  compete favorably against other products; and

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  market our products successfully.

        Consequently, if we fail to successfully maintain the collaborative partnership with Genentech and Roche, we may be forced to focus our efforts internally to accomplish the above which would require a greater expenditure of financial resources that may be difficult to recover.

If we are unable to establish a commercial infrastructure for the marketing of our potential oncology products other than Tarceva™, we will need to enter into and maintain arrangements with third parties for commercialization of such products.

        We may not be successful in establishing a commercial infrastructure to enable us to directly market and sell our potential oncology products other than Tarceva™. If we are unsuccessful or delayed in establishing this infrastructure, we would need to enter into and successfully maintain additional co-development and commercialization agreements. This would result in our receipt of a decreased share of the revenues generated from the sale of such products.

If our competitors succeed in developing products and technologies that are more effective than our own, our products and technologies may be rendered less competitive.

        We face significant competition from industry participants that are pursuing similar products and technologies as we are, and from organizations that are developing pharmaceutical products that are competitive with our potential products. Where we are developing products independently, some of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, and more extensive experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development may result in our compounds, products or processes becoming obsolete before we recover any of the expenses incurred to develop them.

        In particular, we face significant competition from other biotechnology and pharmaceutical companies which are currently developing drugs similar to Tarceva™ that could decrease our potential sales of the product. We are aware of four companies, two of which have resources substantially greater than we do, which are currently developing drugs similar to Tarceva™. AstraZeneca PLC is developing a small molecule with a close structural relationship to Tarceva™, called Iressa®, that is currently in Phase III trials. Pfizer/Warner-Lambert Company has a compound, CI-1033, now in Phase I trials, which is structurally similar to Iressa® and Tarceva™. ImClone Systems, Incorporated and Abgenix, Inc. are developing a different kind of product, humanized antibodies, against the EGFR target. The ImClone product is currently in Phase III trials, and the Abgenix product is in Phase I trials. AstraZeneca and ImClone could both enter the market ahead of us. If our competitors succeed in developing drugs similar to Tarceva™ that are more effective than our own, or if they enter the market with their products before we do, our product may not gain widespread market acceptance.

If government agencies do not grant us or our collaborative partners required approvals for any of our potential products, then we or our collaborative partners will not be able to manufacture or sell our products.

        All of our newly discovered potential products must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes pre-clinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Moreover, data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The Food and Drug Administration and other regulatory agencies may delay or deny the approval of our proposed products. None of our products has yet received governmental approval, and none may ever do so.

        Even if we obtain regulatory approval, a marketed product and its manufacturer are subject to continuing review, including post-marketing surveillance. We may be required to withdraw our product from the market if previously unknown problems are discovered. Violations of regulatory requirements at any stage may result in various unfavorable consequences to us, including the FDA's imposition of criminal penalties against the manufacturer and the holder of the new drug application.

If we are unable to successfully manage and assimilate the operations, personnel, technologies and products acquired from British Biotech and Gilead, we may deplete our existing financial and management resources, as well as our opportunities for favorable acquisitions in the future.

        An important part of our business strategy has been, and will continue to be, to grow through mergers and acquisitions of products, companies and businesses. In September 2001, we acquired certain pre-clinical research operations of British Biotech, including laboratory equipment, several research and administrative professionals and certain of its facilities in the United Kingdom. In December 2001, we acquired certain assets associated with Gilead's oncology business, including its pipeline of clinical candidates in oncology, related intellectual property, key members of its personnel and its facilities in Colorado. We may face difficulties integrating the new operations, personnel, technologies, products and cultures. Management's attention may be diverted from other business concerns to address these integration issues, analyze new technologies and manage these geographically diverse infrastructures. In addition, failure to integrate and assimilate the acquisitions into our company's current structure could lead to frustrated employees and the potential loss of such employees who may be vital to the new operations. We have incurred and will continue to incur certain liabilities and expenses in connection with these acquisitions. Any increases in liabilities or expenses may result in dilutive issuances of equity securities, further increases of debt, reduction of existing cash balances, amortization expenses related to intangible assets and other charges to operating results. If we are unable to successfully manage these acquisitions, not only do we risk depleting our resources to address immediate concerns, we risk delaying and possibly losing suitable strategic acquisition opportunities as they arise in the future.

If our competitors who are currently developing products similar to Tarceva™ gain market approval significantly before us, then the number of patients available and willing to volunteer for our clinical trials may be reduced.

        In order for us to meet the FDA's requirements for Phase III clinical trials, we will have to demonstrate our drug's efficacy and safety in a pre-determined number of patients. If the pre-determined number of patients do not volunteer for treatment with our drug in clinical trials, the FDA may determine that our data is insufficient to establish the drug's efficacy and safety and deny us market approval. Patients who enroll in clinical trials do so on a voluntary basis. By volunteering for a clinical trial, a select number of patients are given early access to an experimental treatment. Currently, AstraZeneca and Pfizer/Warner-Lambert have compounds, now in clinical trials, which are structurally similar to Tarceva™, and will be indicated for a similar use. In addition, ImClone and Abgenix are developing a different kind of product, humanized antibodies, against the EGFR target. If one or all of these drugs is granted market approval before Tarceva™, then those drugs will be available by prescription for all patients who need treatment. Patients who have an alternative treatment available on the market may be less likely to volunteer for our clinical trials. Any reduction in the number of volunteers for our clinical trials could delay the completion of the study or cause some trials to be cancelled.

Our reliance on clinical distributors, manufacturers and clinical research organizations, or CROs, may result in delays in completing or a failure to complete clinical trials if they fail to perform under our agreements with them.

        From time to time in the course of product development, we may engage clinical distributors, manufacturers and CROs to manufacture and distribute the product candidate and to conduct and manage clinical studies and to assist us in guiding products through the FDA review and approval process. Because we have engaged and intend to engage clinical distributors, manufacturers and CROs to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the clinical distributors, manufacturers and CROs fail to perform their obligations under our agreements with them or fail to manufacture and distribute the product candidate and to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any drug candidate. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

We have incurred losses since our inception, and we expect to incur losses over the next several years, which may cause the value of our common stock to decrease.

        We have had net operating losses since our inception in 1983. At December 31, 2001, our accumulated deficit was approximately $248.1 million. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues, which to date have been generated principally from collaborative research agreements.

        We expect to incur substantial additional operating expenses over the next several years as a result of increases in our expenses for the development of Tarceva™ and our other clinical products as well as our research programs including those acquired from Gilead. These expenses include enhancements in our drug discovery technologies and increases in the resources we will devote to our internally funded proprietary projects, which are undertaken without collaborative partners. We do not expect to generate revenues from the sale of our potential products for a number of years, and we expect to continue to incur operating losses during this period.

If we cannot protect our intellectual property rights, our ability to develop and commercialize our products will be severely limited.

        Not including patents which we have acquired as a result of the Gilead transaction, we currently own 16 U.S. patents, 42 foreign patents, 31 pending applications for U.S. patents, four of which have been allowed, and 100 applications for foreign patents. In the Gilead transaction, we acquired ownership of, or exclusive license to, certain U.S. and foreign patents and U.S. and foreign pending patent applications relating to the three clinical products which we acquired, and we now jointly own, with North Carolina State University, one issued U.S. patent and certain U.S. and foreign pending patent applications. We intend to continue to aggressively seek patent protection for all of the product candidates that we have discovered, developed or acquired.

        Our success depends, in part, on our ability and our collaborative partners' ability to obtain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished.

        The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because most U.S. patent applications are confidential until a patent issues, and publications in the scientific or patent literature lag behind actual discoveries.

        The degree of future protection for our proprietary rights will remain uncertain if our pending patent applications are not approved for any reason or if we are unable to develop additional proprietary technologies that are patentable. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies and challenge issued patents.

If we cannot obtain adequate funding for our research and development efforts, we may have to limit the scope of our proprietary product development or enter into more restrictive arrangements with collaborative partners.

        Our future capital requirements will depend on many factors, including the size and complexity of our research and development programs, the progress of pre-clinical testing and early stage clinical trials, the time and costs involved in obtaining regulatory approvals for our product candidates, the costs of manufacturing arrangements and the costs of commercialization activities.

        Although we believe our current cash reserves are sufficient for our near-term operating needs, we may choose to raise additional funds through public or private sales of our securities, including equity securities, as well as from collaborative partners in order to further our growth. We may not be able to obtain adequate funding from equity financings on reasonable or acceptable terms, if at all. Furthermore, any additional equity financings may dilute the value of the common stock held by our stockholders. If adequate funds are not available, we may be required to significantly curtail one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish certain of our rights to a number of our technologies or product candidates.

If our collaborative partners give other products greater priority than our products, then our products may be subject to delays in research and development, manufacture and commercialization that may impede our ability to take them to market before our competitors. This may render our products obsolete or may result in lower than anticipated revenues for us.

        We rely on some of our collaborative partners to assist with research and development as well as the manufacture of our potential products in their FDA-approved manufacturing facilities. Some of our collaborative agreements allow our partners significant discretion in electing whether or not to pursue the activities that they have agreed to pursue for us. We cannot control the amount and timing of resources our collaborative partners devote to our programs or potential products. Our potential products may be in competition with other products for priority of access to our collaborative partners' research and development and manufacturing facilities. If our collaborative partners do not give significant priority to the research and development or manufacture of our potential products in an effective or timely manner, the clinical development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products to the market on a timely basis could be impaired. Furthermore, we may not be able to enter into any necessary third-party research and development or manufacturing arrangements on acceptable terms, if at all.

If we or our collaborative partners are required to obtain licenses from third parties, our revenues and royalties on any commercialized products could be reduced.

        The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses. These fees would reduce the revenues and royalties we may receive on commercialized products.

If other companies claim that we infringe on their intellectual property rights, we may be subject to costly and time-consuming litigation and delays in product introduction.

        Our processes and potential products may conflict with patents which have been or may be granted to competitors, academic institutions or others. As the biotechnology industry expands and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology which may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

The use of any of our potential products in clinical trials and the sale of any approved products may expose us to liability claims resulting from the use of products or product candidates.

        The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug discovery candidates and products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. While we currently maintain product liability insurance that we believe is adequate, such insurance may not be available at reasonable rates, if at all, in the future. If we do not or cannot maintain adequate insurance coverage, we may incur significant liability if a product liability claim arises.

If other biotechnology and pharmaceutical companies are not willing to pay appropriate royalties for the use of our patented "gene transcription estate," then we may choose to expend substantial amounts of funds and resources in enforcing the patents.

        We are seeking to license to other companies rights to use our patented "gene transcription estate" which consists of drug discovery assays that provide a way to identify novel product candidates that can control the activity of genes. We believe technology and practices covered by these patents are in widespread use in the pharmaceutical and biotechnology industries. To date, we have granted five licenses to use our gene transcription patent. If other pharmaceutical and biotechnology companies which we believe are using our patented technology are not willing to negotiate license arrangements with us on reasonable terms, we may have to choose between abandoning our licensing strategy or initiating legal proceedings against those companies. Legal action, particularly patent infringement litigation, is extremely costly.

If the market price of our common stock, similar to other biotechnology companies, remains highly volatile, then our stockholders may not be able to sell their stock when desired or at desirable prices.

        When the stock prices of companies in the Nasdaq Biotechnology Index fall, our stock price will most likely fall as well. The market price of the common stock of biotechnology and pharmaceutical companies and our common stock has been volatile and may remain volatile for the foreseeable future. If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices.

        The following factors, among others, may also cause our stock price to decline:

  •
  fluctuations in operating results;

  •
  announcements of technological innovations or new therapeutic products by others;

  •
  negative or neutral clinical trial results;

  •
  developments concerning strategic alliance agreements;

  •
  changes in government regulation;

  •
  developments in patent or other proprietary rights;

  •
  public concern as to the safety of our products;

  •
  future sales of substantial amounts of our common stock by existing stockholders; and

  •
  comments by securities analysts and general market conditions.

Our corporate governance documents and state law provide certain anti-takeover measures which will discourage certain types of transactions involving an actual or potential change in control of our company.

        Under our certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares of, preferred stock. Since January 1999, we have had a shareholders rights plan, which was subsequently replaced with a new plan, commonly referred to as a "poison pill." Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder.

Risks Related to The Notes

The notes are subordinated to any existing and future Senior Indebtedness.

        The notes are contractually subordinated in right of payment to our existing and future Senior Indebtedness (as the term is defined in the indenture entered into in connection with the issuance of the notes). This means that the payment of the principal and interest on the notes is subordinated to the prior payment in full of all of our existing and future Senior Indebtedness. However, payment from the money or the proceeds from U.S. government securities pledged to the trustee as security for the exclusive benefit of the holders of the notes, as described under "Description of the Notes—Security" or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "Description of the Notes—Satisfaction and Discharge," is not subordinated to any Senior Indebtedness or subject to the subordination restrictions described in this prospectus. As of December 31, 2001, we had approximately $0.8 million of Senior Indebtedness. Our Senior Indebtedness ranks prior in right of payment to the notes.

        The indenture does not limit the creation of additional indebtedness. We may not be able to service our debt, including the notes, if we incur any significant additional indebtedness. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. As a result of these payments, our general creditors may recover more, ratably, than the holders of the notes. In addition, the holders of our Senior Indebtedness may restrict or prohibit us from making payments on the notes.

We may not be able to repurchase the notes, if required.

        In some circumstances involving a change of control of OSI, the holders of the notes may require us to repurchase some or all of the notes. We may not have sufficient financial resources at such time, or the ability to arrange financing to pay the repurchase price of the notes. Our ability to repurchase the notes in such event may be limited by law, the indenture, by the terms of other agreements relating to our Senior Indebtedness and as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our Senior Indebtedness in order to make such payments.

Our outstanding indebtedness has increased substantially with the issuance of the notes and we may not be able to pay our debt and other obligations.

        As a result of the sale of the notes in February 2002, our long-term debt has increased by $200 million. This increased indebtedness will:

  •
  make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

  •
  significantly increase our interest expense and related debt service costs; and

  •
  make us more vulnerable in the event of a downturn in our business.

        Currently, we do not have any product sales and we are not generating sufficient cash flow to satisfy the annual debt service payments that will be required as a result of the consummation of the sale of the notes. This may require us to use a portion of the proceeds from the sale of the notes to pay interest or borrow additional funds or sell additional equity to meet our debt service obligations after the first three years when the payment of interest on the notes is no longer secured. If we are unable to satisfy our debt service requirements, we will default on the notes.

An active trading market for the notes may not develop.

        The notes are a new issue of securities for which there is currently no trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

  •
  prevailing interest rates and the markets for similar securities;

  •
  the market price of our common stock;

  •
  general economic conditions; and

  •
  our financial condition, financial performance and future prospects.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratios of earnings to fixed charges for the fiscal years indicated are stated below. For purposes of computing the ratios, earnings represent income (loss) from continuing operations before fixed charges and taxes, and fixed charges represent gross interest expense and a portion of rental expense, which is deemed to be representative of the interest factor.

Fiscal Year	Ratio	Deficiency(2)
2001	(1)	$20,886,979
2000	(1)	$15,999,749
1999	(1)	$ 9,598,437
1998	(1)	$ 9,183,387
1997	(1)	$ 8,557,226

(1)
For the fiscal years ended September 30, 2001, 2000, 1999, 1998 and 1997 and the three months ended December 31, 2001, earnings were insufficient to cover fixed charges of $745,678, $688,935, $535,370, $383,481, $387,452 and $321,417, respectively. For this reason, no ratios are provided.

(2)
The deficiency for the three months ended December 31, 2001 was $142,382,066.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling security holders of the notes or shares of common stock offered under this prospectus.

DIVIDEND POLICY

        We have never paid cash dividends and do not anticipate paying any dividends in the foreseeable future.

RECENT EVENTS

        On February 1, 2002, we issued $200,000,000 aggregate principal amount of notes to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robertson Stephens, Inc., Adams, Harkness & Hill, Inc. and Lazard Fréres & Co. LLC, the initial purchasers of the notes, for resale in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act. We agreed to file a registration statement, of which this prospectus is a part, to enable the selling securityholders to sell their notes and the shares issuable upon conversion of the notes.

DESCRIPTION OF THE NOTES

        We issued $200 million aggregate principal amount of notes in a private placement in February 2002. The notes were issued under an indenture between us and The Bank of New York, as trustee, dated February 1, 2002. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers. As used in this description, the words "we," "us," "our" or "OSI" do not include any current or future subsidiary of OSI Pharmaceuticals, Inc.

        The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement.

General

        The notes represent general unsecured (except to the extent described under "—Security") obligations of OSI and rank junior in right of payment to all of our existing and future senior debt. This means that the payment of the principal, premium, if any, and interest on the notes is subordinated to the prior payment in full of all of our existing and future Senior Indebtedness (as defined below). The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. However, payment from the money or the proceeds from U.S. government securities pledged to the trustee as security for the notes and for the exclusive benefit of the holders of the notes, as described under "—Security," or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "—Satisfaction and Discharge," are not subordinated to any Senior Indebtedness or subject to the subordination restrictions described in this prospectus. The notes rank equally with all our existing and future senior subordinated indebtedness. The notes are convertible into shares of our common stock as described under "—Conversion Rights." The notes are limited to $200 million aggregate principal amount, and mature on February 1, 2009, unless earlier redeemed by us or repurchased by us at the option of the holder upon the occurrence of a Change of Control (as defined below).

        The notes bear interest from February 1, 2002 at the rate of 4% per year. Interest is payable semi-annually on February 1 and August 1 of each year to holders of record at the close of business on the immediately preceding January 15 and July 15, respectively, beginning August 1, 2002. We may pay interest on notes represented by certificated notes by check mailed to such holders. However, a holder of notes with an aggregate principal amount in excess of $10 million may elect to be paid by wire transfer in immediately available funds. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of Senior Indebtedness or any other indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of OSI except to the extent described under "Repurchase at Option of Holders Upon a Change of Control" below.

Security

        On February 1, 2002, we purchased and pledged to the trustee as security for the notes and for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), $22.9 million of U.S. government securities. These securities, when held by the trustee in accordance with the terms of the pledge agreement that we entered into with the trustee, will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the notes when due.

        The U.S. government securities were pledged by us to the trustee for the exclusive benefit of the holders of the notes and are being held by the trustee in a pledge account. Immediately prior to an interest payment date, the trustee will release from the pledge account proceeds sufficient to pay interest then due on the notes. We may also make additional payments to the trustee to ensure that sufficient funds are available to pay interest then due on the notes, if necessary.

        The pledged U.S. government securities and the pledge account also secure, to the extent available, the repayment of the principal amount on the notes. If prior to February 1, 2005:

  •
  an Event of Default under the notes or the indenture occurs and is continuing; and

  •
  the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an Event of Default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

  •
  first, to any accrued and unpaid interest on the notes; and

  •
  second, to the extent available, to the repayment of a portion of the principal amount of the notes.

        If any Event of Default is not cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will be able to accelerate the notes as a result of that Event of Default.

        For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

  •
  an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

  •
  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

        In addition, note holders would have an unsecured claim against us for the remainder of the principal amount of their notes.

        Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities and cash, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion Rights

        The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into shares of our common stock, initially at the conversion price of $50.00 per share, subject to adjustment as described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made to the conversion price of any notes for interest accrued thereon or dividends paid on any common stock.

        If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes, other than notes called for provisional or optional redemption, must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. No such payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of our common stock upon conversion of the notes. Instead, we will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of the conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, and in the case of notes tendered for repurchase in connection with a Change of Control, conversion rights will expire at the close of business on the date specified in the Change of Control notice, unless we default in payment of the redemption or Change of Control repurchase price.

        The conversion price will be adjusted for certain events, including:

  (1)
  the issuance of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions and combinations of our common stock;

  (3)
  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then current market price of our common stock;

  (4)
  the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or our debt instruments or our assets (including securities, but excluding: (A) those rights and warrants referred to in item (3) above, (B) dividends or distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph and (C) dividends or distributions paid exclusively in cash);

  (5)
  dividends or other distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 5% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer for which no adjustments have been made, exceeds 5% of our market capitalization on the expiration of such tender offer.

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case, based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which the "ex-dividend trading" commences for such dividend or distribution on the principal U.S. securities exchange or market on which the securities are then listed or quoted.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. However, any adjustment that would otherwise be required to be made but for the fact that such 1% threshold has not been met shall be carried forward and taken into account for the purposes of any subsequent adjustments. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of:

  •
  any reclassification of or change in our common stock (other than changes resulting from a subdivision or combination); or

  •
  a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Provisional Redemption by OSI

        We may redeem the notes, in whole or in part, at any time prior to February 1, 2005, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the provisional redemption date if:

  •
  the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the provisional redemption notice (which date shall be at least 30 days but not more than 60 days prior to the provisional redemption date); and

  •
  during the period that we are obligated under the registration rights agreement to keep the shelf registration statement effective, such shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use as of, and including, the date on which we mail the provisional redemption notice through and including the provisional redemption date.

        However, if a provisional redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record as of the relevant record date, and the redemption price will not include such payment.

        The "closing price" of our common stock will be the closing bid price of our common stock as reported by the Nasdaq National Market. The provisional redemption date will be the date specified in our provisional redemption notice as such date that the notes will be redeemed.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder thereafter converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

        Upon any provisional redemption, we will make an additional "make-whole" payment, in cash, with respect to the notes called for redemption to holders on the notice date in an amount equal to $120 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes on or prior to the provisional redemption date. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.

Optional Redemption by OSI

        At any time on or after February 1, 2005, we may redeem some or all of the notes on at least 30 days but not more than 60 days notice, at a price equal to $1,000 per $1,000 principal amount, plus accrued and unpaid interest to, but excluding, the optional redemption date, if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date on which we mail the optional redemption notice. However, if an optional redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record as of the relevant record date, and the redemption price will not include such interest payment.

        The optional redemption date will be the date specified in our optional redemption notice as such date that the notes will be redeemed. If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder thereafter converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Sinking Fund

        No sinking fund is provided for the notes.

Repurchase at Option of Holders Upon a Change of Control

        If a Change of Control (as defined below) occurs, each holder of notes will have the right to require us to repurchase all of that holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is no later than 30 days after the date we give notice of the occurrence of a Change in Control (such date being the repurchase date) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

        We may elect to pay the repurchase price in common stock instead of cash if we so specify in our Change of Control notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing prices of our common stock for the five-trading-day period ending on the third business day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date, as provided in the indenture.

        Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right and specifying our form of payment. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or prior to the 30th day after the date of our notice, written notice to the trustee of the holder's exercise of the holder's repurchase right, together with the notes with respect to which the repurchase right is being exercised.

        Under the indenture, a "Change of Control" of OSI will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

  •
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  (1)
  any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

  (2)
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

  •
  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our Board of Directors (together with any new directors whose election to our Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office; or

  •
  we are liquidated or dissolved or our stockholders pass a resolution approving a plan of liquidation or dissolution.

        The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

        Our ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. The occurrence of a Change of Control could cause an Event of Default under, or be prohibited or limited by, the terms of our existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until all of our senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change of Control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our existing or future senior debt. See "—Subordination" below.

Subordination

        The payment of principal of, premium, if any, and interest on the notes (other than payments derived from U.S. government securities pledged by us to the trustee for the exclusive benefit of the holders of the notes (hereinafter referred to as "Permitted Payments")) is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined below), whether outstanding on the date of the indenture or thereafter incurred. The notes are also effectively subordinated to all existing and future indebtedness of our subsidiaries. Any right that we have to receive assets of our existing subsidiaries or any future subsidiaries in the event of any liquidation or reorganization of any of such subsidiaries (and the consequent right of the holders of the notes to participate in the assets of such subsidiaries), are effectively subordinated to the claims of such subsidiaries' creditors, except to the extent that we are ourselves recognized as a creditor of such subsidiaries, in which case, our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of December 31, 2001, our subsidiaries had no indebtedness outstanding.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to OSI or to its assets, or any liquidation, dissolution or other winding-up of OSI, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of OSI (except in connection with the consolidation or merger of OSI or its liquidation or dissolution following the conveyance, transfer or lease of all or substantially all of its properties and assets upon the terms and conditions described under "—Mergers and Sales of Assets" below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than Permitted Payments and other than any payment or distribution in the form of equity securities or subordinated securities of OSI or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of OSI of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.

        No payment or distribution of any assets of OSI of any kind or character, whether in cash, property or securities (other than Permitted Payments and Permitted Junior Securities), may be made by or on behalf of OSI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment (whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) beyond any applicable grace period (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

        No payment or distribution of any assets of OSI of any kind or character, whether in cash, property or securities (other than Permitted Payments and Permitted Junior Securities), may be made by or on behalf of OSI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default, pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default"), and receipt by the trustee of written notice thereof from OSI or the representative of holders of the Designated Senior Indebtedness or the trustee for any such holder.

        The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from OSI or the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists, or the trustee for any such holder, and shall end on the earliest of:

  •
  179 days thereafter (provided that any Designated Senior Indebtedness as to which such written notice was given shall not theretofore have been accelerated);

  •
  the date on which such Non-Payment Default is cured, waived or ceases to exist; the date on which such Designated Senior Indebtedness is discharged or paid in full; or

  •
  the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or OSI from the trustee or such other representative initiating such Payment Blockage Period, after which OSI will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

        In the event that, notwithstanding the provisions of the preceding four paragraphs, if any payment or distribution shall be received by the trustee or any holder of the notes that is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representative of holders of Senior Indebtedness, as their interest may appear, for application toward our Senior Indebtedness. Until all of our Senior Indebtedness is paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of Senior Indebtedness to receive distributions.

        Failure by OSI to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default (as defined below) and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of OSI, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.

        At December 31, 2001, on a pro forma basis, giving effect to the offering of notes:

  •
  the total outstanding Senior Indebtedness and senior subordinated indebtedness of OSI would have been approximately $200.8 million; and

  •
  OSI would have had no subordinated indebtedness other than the notes.

        "Designated Senior Indebtedness" means any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" of OSI.

        "indebtedness" means, with respect to any person, without duplication:

  •
  all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

  •
  all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

  •
  indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

  •
  all capitalized lease obligations of such person;

  •
  all obligations of such person under or in respect of interest rate agreements or currency agreements;

  •
  all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

  •
  all guarantees by such person of indebtedness referred to in this definition of any other person;

  •
  all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

  •
  the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States of America.

        "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

        "Senior Indebtedness" or "senior debt" means:

  •
  all indebtedness of OSI, now or hereafter existing, under or in respect of the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against OSI under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities), whether outstanding on the date of the indenture or thereafter created, incurred or assumed; and

  •
  the principal of, premium, if any, and interest on all other indebtedness of OSI (other than the notes), whether outstanding on the date of the indenture or thereafter created, incurred or assumed,

unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes.

        Notwithstanding the foregoing, "Senior Indebtedness" and "senior debt" shall not include:

  •
  indebtedness evidenced by the notes offered hereby;

  •
  indebtedness of OSI that is expressly subordinated in right of payment to Senior Indebtedness of OSI;

  •
  indebtedness or other obligations of OSI that by its terms ranks equal or junior in right of payment to the notes;

  •
  indebtedness of OSI that by operation of law is subordinate to any general unsecured obligations of OSI;

  •
  any liability for federal, state or local taxes or other taxes, owed or owing by OSI;

  •
  accounts payable or other liabilities owed or owing by OSI to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

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  amounts owed by OSI for compensation to employees or for services rendered to OSI;

  •
  indebtedness of OSI to any subsidiary or any other affiliate of OSI or any of such affiliate's subsidiaries;

  •
  capital stock of OSI;

  •
  indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; or

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to OSI.

Events of Default

        Each of the following constitutes an "Event of Default" under the indenture:

  (1)
  our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

  (2)
  our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes within three business days of the applicable interest payment dates will constitute an Event of Default with no additional grace or cure period;

  (3)
  our failure to deliver shares of common stock, together with cash in lieu of fractional shares, when such common stock or cash in lieu of fractional shares is required to be delivered upon conversion of a note or upon the exercise of a repurchase right that continues for ten days after such delivery date;

  (4)
  our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  (5)
  one or more defaults in the payment of principal of or premium, if any, on any of our indebtedness aggregating $5 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a thirty day period after the date of such default or (B) any of our indebtedness aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a thirty-day period after the date of such acceleration;

  (6)
  certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries;

  (7)
  our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code; and

  (8)
  the agreement made by us in favor of the trustee governing the disbursements of funds from the pledge account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an Event of Default specified in clause (6) or clause (7) above occurs and is continuing, then, automatically, the principal of all the notes and the interest thereon shall become immediately due and payable. If an Event of Default shall occur and be continuing, other than with respect to clause (6) or clause (7) above (such default not having been cured or waived as provided under "—Modifications and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Certain Covenants

        The indenture provides that we will not, and will not permit our subsidiaries or other business units to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding (other than if required by law), any indebtedness that is subordinate or junior in right of payment to Senior Indebtedness unless such indebtedness ranks equal or junior in right of payment to the notes.

Mergers and Sales of Assets

        We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

  •
  the surviving corporation assumes all our obligations under the indenture and the notes;

  •
  at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and

  •
  certain other conditions are met.

Modifications and Waiver

        The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our Board of Directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect; or

  •
  to evidence and provide for the appointment of a successor trustee.

        Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

        However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected thereby:

  •
  change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

  •
  reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

  •
  change the currency of payment of such note or interest thereon;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes;

  •
  modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes have become due and payable or will become due and payable at their scheduled maturity within one year, or

  •
  all outstanding notes are scheduled for redemption within one year; and

  •
  in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

        The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York is also the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide other services to us in the ordinary course of their business.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

        In the registration rights agreement, we agreed to use our reasonable best efforts to keep the registration statement effective until the earlier of (1) February 1, 2004; (2) the date when, in the written opinion of our counsel, all outstanding registrable securities held by persons which are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto; or (3) the sale pursuant to this shelf registration statement of all securities registered hereunder.

        We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed 90 days in any 12-month period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if this registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registrations rights agreement for a description of these liquidated damages.

Book-Entry System

        The notes were originally issued in the form of a global security issued in reliance on Rule 144A. Upon the issuance of a global security, DTC (referred to as the depository) or its nominee credited the accounts of persons holding through it with the respective principal amounts of the notes represented by such global security. Such accounts were designated by the initial purchasers with respect to notes placed by the initial purchasers for us. The notes that are sold under this prospectus will be represented by a new unrestricted global security. Upon issuance of this new unrestricted global security, the depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the notes represented by the new unrestricted global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with the depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security is shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of those ownership interests through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

        We will make payment of principal, premium, if any, and interest on notes represented by any such global security to the depository or its nominee, as the case may be, as the sole holder of the notes represented thereby for all purposes under the indenture. None of OSI, the trustee, any agent of OSI, or the trustee or the initial purchasers will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in global security representing any notes or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests. We have been advised by the depository that, upon receipt of any payment of principal, premium, if any, or interest on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants. A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, we will issue notes in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will pay principal, premium, if any, and interest on the notes and the notes may be presented for registration of transfer or exchange, at the offices of the trustee.

        So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the notes represented by such global security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the depository and its participants. The depository has nominated Cede & Co. as the nominee. Except as provided above, owners of beneficial interests in a global security will not be entitled to have the notes represented by the global security registered in their name, will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purposes under the indenture. Accordingly any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The depository has advised us that the depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in February 2002. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests. The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder beneficially owns and may offer pursuant to this prospectus, the number of shares of common stock into which such notes are convertible, the number of shares of common stock offered, and the number of shares of common stock and the principal amount of notes owned by the selling securityholders after the completion of the offering. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock. The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders as of April 18, 2002, unless otherwise noted. The number of shares of common stock that may be sold is calculated based on the current conversion price of $50.00 per share. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements or amendments to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

        The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered		Common Stock Issuable Upon Conversion of the Notes (1)	Common Stock Offered (1)	Principal Amount of the Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
Aristeria International Limited	$10,640,000	(2)	212,800	212,800	0	0
Aristeria Partners, LP	$3,360,000	(2)	67,200	67,200	0	0
Calamos® Market Neutral Fund — Calamos® Investment Trust	$10,000,000	(3)	200,000	200,000	0	0
Consulting Group Capital Markets Fund	$530,000	(3)	10,600	10,600	0	0
CSFB Convertible & Quantative Strategies Ltd.	$500,000	(4)	10,000	10,000	0	0
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund	$10,510,000		210,200	210,200	0	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	$2,485,000		49,700	49,700	0	0
First Union Securities Inc.	$15,250,000		305,000	305,000	0	0
Grace Brothers, Ltd.	$1,000,000		20,000	20,000	0	0
Grace Brothers Management L.L.C.	$2,300,000		46,000	46,000	0	0
KBC Financial Products, USA, Inc.	$4,000,000	(4)	80,000	80,000	0	0
Lincoln National Convertible Securities Fund	$2,550,000	(5)	51,000	51,000	0	0
MLQA Convertible Securities Arbitrage, LTD.	$10,000,000		200,000	200,000	0	0
Morgan Stanley & Co.	$7,000,000	(6)	140,000	140,000	0	0
Morgan Stanley Dean Witter Convertible Securities Trust	$1,000,000		20,000	20,000	0	0
Ramius Capital Group	$1,000,000		20,000	20,000	0	0
RCG Halifax Master Fund, LTD.	$750,000		15,000	15,000	0	0
RCG Latitude Master Fund, LTD.	$3,250,000		65,000	65,000	0	0
RCG Multi Strategy LP	$2,000,000		40,000	40,000	0	0
Tribeca Investments, L.L.C.	$9,300,000		186,000	186,000	0	0
UFJ Investments Asia Limited	$500,000		10,000	10,000	0	0
Wachovia Securities International Ltd.	$11,000,000		220,000	220,000	0	0
Whitebox Convertible Arbitrage Partners, L.P.	$5,000,000		100,000	100,000	0	0
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders (7) (8)	$88,574,000		1,721,500	1,721,500	0	0
Total	$200,000,000		4,000,000	4,000,000	0	0

(1)
Assumes conversion of all of the securityholders' notes at a conversion rate of 20 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Information provided as of February 20, 2002.

(3)
Information provided as of March 19, 2002.

(4)
Information provided as of May 8, 2002.

(5)
Information provided as of May 10, 2002.

(6)
Information provided as of April 24, 2002.

(7)
Information about other selling securityholders will be set forth in prospectus supplements or amendments, if required.

(8)
Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

        Our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

        As of May 6, 2002, there were 36,282,470 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Registration Rights of Certain Holders

        Certain of our stockholders have registration rights. Under the agreements between us and the holders of registration rights we are required to maintain the effectiveness of certain registration statements covering their shares.

Rights Plan

        Our Board of Directors adopted a shareholder rights plan, pursuant to which one Series SRPA Junior Participating Preferred Stock Purchase Right was issued as a dividend for each outstanding share of common stock.

        These rights entitle the holder to buy one one-thousandth of a share of Series SRPA Junior Participating Preferred Stock upon a triggering event as discussed below.

        The rights become exercisable upon the occurrence of a triggering event, such as the announcement by a potential acquirer of the intention to initiate a tender offer that would result in the acquisition of 17.5% or more of the outstanding shares of our company or the actual acquisition of 17.5% or more of the outstanding shares of our company by any person or group of affiliated or associated persons.

        Upon the actual acquisition of 17.5% or more of the outstanding common stock of our company by a person or group, the rights held by all holders other than the acquiring person or group will be modified automatically to be rights to purchase shares of common stock (instead of rights to purchase preferred stock) at 50% of the then market value of such common stock. Furthermore, such rightholders will have the further right to purchase shares of common stock at the same discount if our company merges with, or sells 50% or more of its assets or earning power to, the acquiring person or group or any person acting for or with the acquiring person or group. If the transaction takes the form of a merger of our company into another corporation, these rightholders will have the right to acquire at the same percentage discount shares of common stock of the acquiring person or other ultimate parent of such merger party.

        We can redeem the rights at any time before (but not after) a person has acquired 17.5% or more of our Company's common stock, with certain exceptions. The rights will expire on August 31, 2010 if not redeemed prior to such date.

        Our rights agreement may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all of the stockholders. In addition, the rights should not interfere with a proxy contest.

Anti-Takeover Effects of Provisions of our Charter and Bylaws

        Our certificate of incorporation and bylaws discourage certain types of transactions involving an actual or potential change in control of our company which might be beneficial to our company or its stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our bylaws allow special meetings of stockholders to be called only by a majority vote of the Board of Directors and impose advance notice requirements and procedures for the submission by stockholders of nominations for the Board of Directors and stockholder proposals.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is The Bank of New York. The address is Stock Transfer Administration, 63 Madison Avenue, 8th Floor, New York, NY 10016, and its telephone number is (212) 503-4294.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax consequences with respect to the purchase, ownership and disposition of notes or our common stock acquired upon conversion of a note, and is for general information purposes only. This summary is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, such as banks, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons holding notes in connection with a hedging, straddle, conversion or other integrated transaction, holders subject to the U.S. federal alternative minimum tax, U.S. persons whose "functional currency" is not the U.S. dollar, securities traders that elect to use a mark-to-market method of accounting, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens, nor does it address state, local or foreign tax consequences or estate and gift tax consequences. This summary assumes that holders will hold the notes and the shares of common stock into which the notes are convertible as "capital assets" (generally, property held for investment) under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Each holder is urged to consult his own tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of a note.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in or organized under the law of the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and elected to continue to be so treated. A "non-U.S. holder" is a beneficial owner of notes that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        A partnership for U.S. federal income tax purposes is not subject to U.S. federal income tax on income derived from holding the notes. A partner of the partnership may be subject to U.S. federal income tax on such income pursuant to rules similar to the rules for U.S. holders or non-U.S. holders depending on whether (1) the partnership is a U.S. or non-U.S. partnership, (2) the partner is a U.S. or non-U.S. person and (3) the partnership is or is not engaged in a U.S. trade or business to which the income or gain from the notes is effectively connected.

        Based on currently applicable authorities, we believe that the notes constitute indebtedness for U.S. federal income tax purposes. We also believe that the possibility of our making certain payments (other than stated principal and interest) with respect to the notes is remote, and also that the possibility of an additional payment in connection with a provisional or optional redemption does not result in the notes being treated as "contingent payment debt obligations." These determinations are not, however, binding on the IRS. Persons considering the purchase of notes should consult their own tax advisors as to the foregoing. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. federal income tax purposes.

        PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

  Interest

        A U.S. holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with such holder's regular method of tax accounting. In certain circumstances, we may be obligated to pay a U.S. holder amounts in excess of stated interest or principal. For example, as more fully described under "Description of the Notes—Repurchase at Option of Holders Upon a Change of Control," if a holder requires us to repurchase some or all of such holder's notes and we elect to pay the purchase price in common stock, the value of the stock could exceed the sum of the principal amounts of the notes and accrued and unpaid interest. We intend to treat the possibility that we will pay any such excess amounts as a remote or incidental contingency, within the meaning of applicable Treasury regulations and, therefore, in the unlikely event an additional amount becomes due on the notes, we believe U.S. holders will be taxable on such amount only at the time it accrues or is received in accordance with each such holder's method of tax accounting. Our determination that these amounts are incidental and that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. holder unless the U.S. holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

        If a U.S. holder purchases a note at a price above or below the principal amount of such note, the amount includible as interest is subject to the next three sections, as applicable.

  Notes Purchased at a Premium

        A U.S. holder that purchases a note for a price in excess of its principal amount may have bond premium. For this purpose, the purchase price allocable to the note is deemed to be the total purchase price reduced by an amount equal to the value of the conversion option on the note. If the purchase price, after giving effect to this reduction, exceeds the principal amount of the note, the U.S. holder will have premium with respect to the note in the amount of such excess. Such U.S. holder may elect under section 171 of the Code to treat the premium as "amortizable bond premium." If such an election is made, the amount of interest such U.S. holder must include in income for each accrual period is reduced by the portion of the premium allocable to such period based on the note's yield to maturity. If the amortizable bond premium exceeds the interest allocable to the accrual period, the excess is treated as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which such U.S. holder's total interest income on the note in prior accrual periods exceeds the total amount of bond premium deducted or used to offset interest on the note by such U.S. holder in prior accrual periods. A U.S. holder generally may not assume that a note will be redeemed prior to maturity, and therefore must amortize the premium until the maturity date. If the note is in fact redeemed, such U.S. holder may deduct any unamortized premium in the year of redemption. The U.S. holder's basis in the note is reduced by any bond premium deducted or used to offset interest by such U.S. holder. The election to amortize bond premium applies to all debt instruments the interest on which is not excludible from gross income ("fully taxable bonds") that such U.S. holder holds at the beginning of the first taxable year to which the election applies and to all fully taxable bonds such U.S. holder later acquires, and may be revoked only with the consent of the IRS.

        If a U.S. holder does not make this election, such U.S. holder must include the full amount of each interest payment in income as described in "Interest" above. The U.S. holder will receive a tax benefit from the premium only in computing gain or loss upon the sale or other disposition or retirement of the note.

  Notes Purchased at a Discount

        A U.S. holder that purchases a note for an amount that is less than its principal amount will have market discount with respect to the note in the amount of the difference. Such U.S. holder is required (unless the market discount is less than a de minimis amount) to treat any principal payments on, or any gain realized on the disposition or retirement of such note, as interest income to the extent of the market discount that accrued while such U.S. holder held the note, unless the U.S. holder elects to include the market discount in income on a current basis (see "Accrual Method Election" below). "Accrued" market discount is determined on a straight-line basis or, at the U.S. holder's election, on a constant-yield basis. Market discount is considered to be a de minimis amount if it is less than one-quarter of one percent of the note's principal amount multiplied by the number of complete years to maturity after the U.S. holder acquired the note. If a U.S. holder disposes of a note with more than a de minimis amount of market discount in a nontaxable transaction in exchange for property whose adjusted basis is determined by reference to the adjusted basis of the note (including a conversion), the transaction will not be made taxable, but any gain on a disposition of the property received in the exchange will be ordinary income to the extent of accrued market discount as of the time of the exchange. If a U.S. holder disposes of a note with more than a de minimis amount of market discount in an otherwise nontaxable transaction that is not in exchange for property (for example, a gift), such U.S. holder must include all accrued market discount in income as if the note had been sold at its then fair market value.

        If a U.S. holder acquires a note at a market discount and does not make the accrual method election described below, such U.S. holder may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the deferred income is realized.

  Accrual Method Election

        A U.S. holder that purchases a note with market discount may elect to include market discount in gross income based on the compounding of interest at a constant rate. The U.S. holder's basis in the note is increased by any amount included in income as a result of this election. This election to include market discount applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may be revoked only with the consent of the IRS.

  Conversion or Repurchase for Common Stock

        A U.S. holder generally will not recognize income, gain or loss upon conversion of the notes solely into our common stock except with respect to cash received in lieu of fractional shares. The U.S. holder's tax basis in the common stock received on conversion of a note for common stock will be the same as the U.S. holder's adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion will include the holding period of the notes that were converted. If we repurchase a note solely in exchange for common stock pursuant to the exercise of the repurchase right, although the matter is not entirely clear, such exchange should be treated in the same manner as a conversion of the note.

        Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock or upon a repurchase of a note for common stock pursuant to exercise of the repurchase right will generally be treated as a payment in exchange for the fractional share of common stock rather than as a dividend. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis allocable to the fractional share. Such gain or loss will generally be capital gain or loss, except as set forth above under "Notes Purchased at a Discount."

  Dividends on Common Stock

        Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles and will be included in a U.S. holder's income as ordinary income as they are paid. To the extent that a U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder's basis in the shares of common stock. Any such distributions in excess of the U.S. holder's basis in the shares of common stock will generally be treated as gain. Such gain or loss will generally be capital gain or loss, except as set forth above under "Notes Purchased at a Discount." Subject to applicable limitations, dividends paid to U.S. holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient earnings and profits.

  Sale, Redemption or Repurchase for Cash

        Except as set forth above under "Conversion or Repurchase for Common Stock," U.S. holders generally will recognize gain or loss upon the taxable sale, redemption, including a repurchase by us for cash pursuant to the repurchase right, or other taxable disposition of the notes or common stock in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which amounts will be taxable as ordinary income), and the holder's tax basis in such notes. A U.S. holder's initial tax basis in a note generally will be equal to the amount paid therefor, and will thereafter be increased by any previously included market discount described above under "Accrual Method Election" and reduced by any previously deducted bond premium described above under "Notes Purchased at a Premium." Such gain or loss will generally be capital gain or loss, except as set forth above under "Notes Purchased at a Discount." Any capital gain or loss will be long-term if the notes have been held for more than one year and will generally be U.S. source gain or loss to a U.S. holder. Capital gain that is not long-term capital gain will be taxed at ordinary income tax rates. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.

        If we elect to redeem the notes as a provisional redemption, or if a U.S. holder elects to convert the U.S. holder's notes between the notice date of the provisional redemption and provisional redemption date, we will be obligated to make an additional "make-whole" payment to holders. The U.S. federal income tax consequences of the right to receive this additional payment are unclear. In particular, the notes might be subject to the special rules for contingent payment debt instruments. If those special rules were to apply to the notes, the effect on a conversion of the notes is uncertain. Under one reading of the rules, conversion of the notes would be a taxable event requiring the U.S. holders to recognize gain or loss. We do not believe, however, that the notes should be treated as contingent payment debt instruments, and we will not treat them as such for purposes of filing tax or information returns with the IRS. Accordingly, we intend to treat such a make-whole payment as additional proceeds in respect of the provisional redemption of the notes. Based upon such treatment, a U.S. holder that has notes redeemed should be subject to U.S. federal income tax on the additional proceeds in the manner described in the preceding paragraph. While the matter is not entirely clear under current U.S. federal income tax law, a U.S. holder that elects to convert notes between the notice date of the provisional redemption and the provisional redemption date, but that receives the make-whole payment, could be required to treat as ordinary interest income an amount equal to the interest (including market discount as set forth above under "Notes Purchased at a Discount") that has accrued on the notes but has not previously been included in gross income, and to recognize capital gain, if any, to the extent of the excess of the make-whole payment over the amount, if any, characterized as interest. Such gain should give rise to an increase in the adjusted tax basis of the common stock received by the U.S. holder upon conversion of the notes. U.S. holders should consult their own tax advisors regarding the U.S. federal income taxation of amounts received as a make-whole payment.

  Adjustment of Conversion Price

        The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits. Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.

  Information Reporting and Backup Withholding

        A. U.S. holder of notes or common stock may be subject to "backup withholding" (currently at a rate of 30%) with respect to certain "reportable payments", including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply, if, among other things, (i) the holder fails to furnish a social security number or other taxpayer identification number "TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) the holder fails to report properly interest or dividends, (iii) under certain circumstances, the holder fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or (iv) the IRS provides notification that the U.S. holder has furnished us an incorrect TIN. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. holders of notes and common stock and to the IRS the amount of our "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or credit against such U.S. holder's federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders

  Interest

        Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a note to a non-U.S. holder will qualify for the "portfolio interest exemption" and therefore, subject to the discussion of backup withholding below, will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the notes or otherwise) 10% or more of the combined voting power of all classes of our stock entitled to vote, (2) the non-U.S. holder is not a controlled foreign corporation related to us actually or constructively through stock ownership, and (3) either (i) the non-U.S. holder certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8BEN (or a suitable substitute form) or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (and, in the case of either (i) or (ii), the agent does not have actual knowledge that the holder is a U.S. holder).

        Except to the extent that an applicable treaty otherwise provides, a non-U. S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with a U.S. trade or business of the non-U.S. holder. Effectively connected interest received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI to the payor.

  Conversion or Repurchase for Common Stock

        In general, no U.S. federal income tax or withholding tax will be imposed upon the conversion of a note into common stock by a non-U.S. holder except with respect to the receipt of cash in lieu of fractional shares upon conversion of a note where either of the conditions described below under "Sale, Redemption or Repurchase for Cash" is satisfied. If we repurchase a note solely in exchange for common stock pursuant to the exercise of the repurchase right, although the matter is not entirely clear, such exchange should be treated in the same manner as a conversion of the note.

  Dividends on Common Stock

        Distributions by us with respect to the common stock that are treated as dividends paid (or deemed paid), as described above under "U.S. Holders—Dividends on Common Stock," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a trade or business in the U.S. by such holder which are taxable as described below) will be subject to U.S. federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty).

        Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding if the holder delivers a properly executed IRS Form W-8ECI to the payor.

  Sale, Redemption or Repurchase for Cash

        A non-U.S. holder of a note will generally not be subject to U.S. federal income tax or withholding tax upon the sale, redemption, including a repurchase by us for cash pursuant to the repurchase right, or other taxable disposition of the notes or common stock unless (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder or (ii) subject to certain exceptions, the non-U.S. holder is an individual who holds the note or common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition. If such gain is effectively connected with a U.S. trade or business, the non-U.S. holder will be taxed in the same manner as a U.S. holder as described above under "U.S. Holder—Sale, Redemption or Repurchase for Cash," "—Notes Purchased at a Premium" and "—Notes purchased at a Discount."

  Adjustment of Conversion Price

        The conversion price of the notes is subject to adjustment under certain circumstances. As described under "U.S. Holders—Adjustment of Conversion Price" above, the holders of the notes may be treated as having received a constructive distribution if such an adjustment occurs. The tax treatment of such a deemed distribution is the same as described above under "Non-U.S. Holders—Dividends on Common Stock."

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each non-U.S. holder any interest or dividend that is subject to withholding, any income that is exempt from U.S. withholding tax pursuant to a treaty, or any payments of portfolio interest. Under certain circumstances, we must report to the IRS payments of principal.

        In general, information reporting and backup withholding will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is not a U.S. person as described above, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person. Information reporting and backup withholding of U.S. federal income tax at a rate of 30% may apply to payments made by us or any agent of ours to a non-U.S. holder if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a U.S. person.

        The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder has provided the required certification that it is not a U.S. person. The payment of the proceeds from a disposition by a non-U.S. holder of a note or common stock made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, if the broker is (i) a U.S. person; (ii) a controlled foreign corporation for U.S. federal income tax purposes; (iii) a foreign person 50% or more of whose gross income from all sources is effectively connected with a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business, then such payments will be subject to information reporting, but not backup withholding, unless (A) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (B) the beneficial owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such a disposition if the broker has actual knowledge that the payee is a U.S. holder.

        Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or credit against such non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed.

PLAN OF DISTRIBUTION

        The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the underlying shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated February 1, 2002 with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commission or agent's commission.

        The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

  •
  directly; or

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  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

        The notes and the shares of common stock may be sold from time to time in one or more transactions at:

  •
  fixed prices, which may be changed;

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  prevailing market prices at the time of sale;

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  varying prices determined at the time of sale; or

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  negotiated prices.

        These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

        The sales described in the preceding paragraph may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

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  in the over-the counter market;

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

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  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The notes were issued and sold on February 1, 2002 in a private placement. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

        Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

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  February 1, 2004;

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  the date when the notes and the shares of common stock issuable upon conversion of the notes (i) may be resold immediately without restriction pursuant to the volume limitation provisions of Rule 144(k) under the Securities Act or (ii) cease to be outstanding; and

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  the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder.

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  Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 30 days in any three-month period and will not exceed 90 days in any 12 month-period.

LEGAL MATTERS

        Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the notes and the shares of common stock into which those notes are convertible for OSI.

EXPERTS

        The consolidated financial statements of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2001 and 2000 and for each of the years in the three-year period ended September 30, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing. The audit report covering the September 30, 2001 consolidated financial statements refers to a change in method of revenue recognition for certain upfront non-refundable fees in 2001.

        The financial statements of the Oncology Related Assets, Liabilities and Activities of Gilead Sciences, Inc. appearing in OSI Pharmaceuticals, Inc.'s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 6, 2002, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.

$200,000,000

4% Convertible Senior Subordinated Notes due 2009
and 4,000,000 Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

May 10, 2002